Exhibit 10.2

SHAREHOLDER AGREEMENT

Relating to

ASPERA CORP.

(a Delaware corporation)

This Shareholder Agreement (Agreement) is entered into by and among the named Shareholders set forth on Exhibit A, attached hereto and made a part hereof, BioForce Nanosciences, Inc. (BioForce), and Aspera Corp. (Aspera), effective the 11th day of August, 2008 (Effective Date) with respect to the transfer of certain assets to Aspera  by BioForce, the license of certain technology to Aspera by BioForce, and certain related actions and events required and called for in connection therewith.  Each such named individual or entity is hereafter referred to as a Shareholder or Party and together they are the Shareholders or Parties.

In consideration for the promises and obligations herein set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1.  Priority.  Notwithstanding Aspera’s existing Articles of Incorporation or Bylaws, subject only to applicable law, the Parties agree that the provisions set forth herein supersede and shall take precedence over any provisions relating to such matters set forth in any other documents or understandings, and the Parties shall cause all such conflicting documents to be promptly amended or otherwise changed, and take all such other actions referenced or required, in order to fully effect the provisions herein set forth.

2.  Shareholdings.  The share ownership of Aspera at the time of execution of this Agreement is as set forth on Exhibit A.  Aspera hereby represents that it has no existing obligation to issue any additional shares.

3.  Aspera Balance Sheet.  Aspera’s balance sheet as of July 31, 2008 is attached as Exhibit B.  Aspera hereby represents that there have been no material changes to its balance sheet since July 31, 2008.

4.  Consideration for Shares.  BioForce shall contribute the consideration as and when called for as set forth on Exhibit C and receive therefore the number of shares (Shares) set forth.

5.  Non-Dilution of BioForce Shares.  It is agreed that until such time that Aspera has raised at least $2,000,000 in additional equity capital, BioForce shall receive additional shares whenever Aspera issues shares of its common stock, or equity or debt instruments which are convertible into shares of its common stock, in such number to insure that BioForce’s 19% ownership interest in Aspera is not diluted.  After Aspera has received at least $2,000,000 in additional equity capital, BioForce’s shareholdings will be subject to dilution in the same manner as all other shares of Aspera.  For the avoidance of doubt, if for example Aspera raises $4 million in additional equity capital, only $2 million of that financing shall dilute BioForce’s equity in Aspera.

6.  BioForce Right to Participate in Subsequent Financings.  Aspera agrees to promptly notify BioForce, in writing, of any proposed sale of its equity securities, or any debt securities which are convertible into equity securities.  BioForce shall have the option to participate in any such transaction in the amount which would be necessary in order for it to maintain the same fully-diluted equity ownership in Aspera as it holds immediately prior to the subsequent financing, after taking into account the anti-dilution protection contained in Section 5 hereof.

7.  Board of Directors.  The Shareholders agree that the size of the Board of Directors of the Company (Board) shall be fixed at five (5) and that so long as the following named Shareholders retain their current proportional shareholdings, they shall retain the rights set forth.  BioForce shall have and retain the right to name one (1) director so long as it holds at least fifty percent of the shares being purchased pursuant to this Agreement.  The BioForce director initially shall be Greg Brown.  Shareholders Eric Henderson and Saju Nettikadan, shall also be initial board members.  Kerry Frey shall be added as a board member sixty days after the date of this agreement.  Henderson, Nettikadan and Frey shall be subject to removal from the board by vote of a majority of the Shareholders.  The 5th board member shall be determined in the normal course but shall be a non-Shareholder.

8.  Stock Option Plan.  It is the intent of the Shareholders that a broad Stock Option Plan (SOP) be adopted by the Company and administered by the Board or such committee thereof as shall be determined by the Board, and that such SOP shall be similar in terms to that in place at BioForce, with which the Parties are familiar, and be available for incentive use with, among others, key employees and non-Shareholder Board members.

9.  Officers.  The officer of the Company is: Saju Nettikadan, President and Chief Science Officer, Kori Radke, Secretary, and Asrun Kristmundsdottir, Treasurer.

10.  First Right of Refusal.  In the event a Shareholder wishes to sell his/her/its stock  the following provisions shall apply:

a)  The Shareholder shall deliver to the Company written notice stating their intention to sell/transfer the shares, the name of the proposed recipient, the number of shares to be sold/transferred, and the purchase price per share and terms of payment of the proposed sale/transfer.

b)  The Company shall have 15 days after the receipt of the notice to purchase the shares, upon the price and terms of payment designated in the notice.

c)  If the Company elects not to purchase or obtain the shares, the Shareholders shall have 15 days after the receipt of the notice to purchase the shares, upon the price and terms of payment designated in the notice.

d)  If the Company and the Shareholders elect not to purchase the shares, the Shareholder may sell/transfer the shares to the proposed transferee, on the terms as described in the Shareholder’s notice to the Company, provided that the sale/transfer is completed within 30 days of the expiration of the Shareholders’ right to purchase the shares.

e)  Notwithstanding the above, a Shareholder may transfer shares to a member of Shareholder’s immediate family, or to an affiliate company if the Shareholder is a corporate entity, so long as the transferee agrees to be bound by the terms of this Agreement.

11.  Shareholder Ceasing to be an Employee.  In the event that any of the existing shareholders of Aspera (Henderson, Kristmundsdottir, Johnson, Radke, Nettikadan and Mosher) cease to have a relationship with the Company, as either an employee, director or consultant, within twenty-four months of the date of this agreement, the Company shall have the right to purchase a percentage of that individual’s shares for a price equal to the price that the shareholder paid for their shares when issued.  The percentage of shares that the company can buy back will be determined by the length of the individual’s relationship with the company. After two months, the company can buy back 80% of the individual’s shares, with the buyback percentage reduced by 3.64% for each month thereafter. In order to exercise this right, the Company must provide the shareholder with written notice of its intent to do so within 90 days of the cessation of the individual’s relationship with Aspera, and transfer the purchase price to the shareholder within that same 90 day period.  Notwithstanding the above, the Company shall have no rights under this Section 11 once it has a) raised $2 million in equity capital from investors, b) received $1 million from grants which are not being transferred by BioForce as a part of this agreement, or c) achieved an initial public offering of its common stock.

12.  Related and Dependant Transactions.

12.1  License Agreement.  A License Agreement in the form attached hereto as Exhibit G shall be entered into simultaneously herewith between BioForce and Aspera.

12.2  Transfer of Employees; Release.  The individuals listed on Exhibit D shall be transferred from BioForce to Aspera, as theron set forth and Aspera shall assume all benefit and salary obligations owing thereto, including relating to any vacation accruals, sick pay, and paid time off.  Each of the individuals listed on Exhibit D releases BioForce from all of its obligations to such individuals of any sort arising prior to the date hereof, including without limitation the benefit obligations referred to in the first sentence hereof. 12.3  Sale of Equipment.

i)  BioForce shall sell to Aspera as of August 1, 2008, one Nano eNabler instrument (serial number 4034) for the sum of $30,000. ii)  for the sum of $60,000 BioForce shall sell to Aspera the equipment, as listed on Exhibit E, and provide for Aspera’s use for twenty four months of four PCs currently under lease from Relational, Inc., at the end of which the title to the four PCs will be transferred to Aspera. iii)  The purchase price for the assets sold by BioForce to Aspera in i) and ii) above shall be satisfied by Aspera providing consulting services at no cost to BioForce, as reasonably requested by BioForce but not beyond 24 months from the date hereof, until 1,800 hours have been provided.  These services will be provided at a rate of no more than 100 hours per month and no more than 1,000 hours per twelve month period, with the twelve month periods beginning on August 1, 2008 and 2009.  As of July 31, 2010, if any of the 1,800 hours of no cost consulting services have not been provided to BioForce, Aspera shall issue a credit memo for the unused hours, at a rate of $50.00 per hour, which BioForce may apply towards any purchase of goods or services from Aspera.

12.4  Transfer of Grants.  BioForce shall work with Aspera to transfer to Aspera as of the date of this Agreement the governmental grants, as shown on Exhibit F so that Aspera may complete the scientific projects that are the subjects of those grants.  Should the providers of the grants not allow them to be transferred to Aspera, BioForce agrees to engage the services of Aspera as a subcontractor under the grants, and pay Aspera for any such subcontractor services a rate equal to the hourly rate of pay of the Aspera employees performing the work, plus an allowance for payroll taxes and employee benefits.

12.5  BioForce Grant Services.  Aspera requires certain microfabrication services to fulfill the requirements of the Microfabricated Deposition Tools grant to be transferred to Aspera as a part of this Agreement, and BioForce has the resources and expertise to perform that work.  Aspera shall purchase contract services from BioForce, in the amount of $70,000, in order to fulfill that microfabrication requirement, at a rate equal to the hourly pay of the BioForce employees performing the work, plus an allowance for payroll taxes and employee benefits.

12.6  Administrative Services.  In transition and start up, BioForce will provide Aspera space and services sharing to commence operations at its facility, at no charge, through August 15, 2008.  It is agreed that Aspera will initiate its operations at a facility other than BioForce’s location no later than August 18, 2008.

13.  Applicable Law, Disputes, and Limitation of Remedies.

13.1  Law and Disputes.  Any controversy or claim arising out of or relating to this Agreement, including its formation, performance, or breach, shall only be resolved in the applicable federal or state courts for Ames, IA.  However, no dispute may be brought by a party more than two years after such party first became aware of the matter.  This Agreement shall be interpreted in accordance with the laws of the State of Iowa, USA, without regard to its conflicts of laws provisions.

13.2  Limitation on Remedies.  Under no circumstances shall any Party be liable to any other Party by reason of breach of this Agreement for any consequential, general, or special damages even though the Parties may be aware of the possibility of such damages, but any Party may seek injunctive or other immediate relief and pursue specific performance.

14.  Miscellaneous Provisions.

14.1

Independence and Authority.  The Parties hereto are independent contractors solely responsible for their own business operation and compliance obligations.  Each represents to the others full authority to enter into this Agreement and all proper and required authority to perform its obligations hereunder.

14.2  Severability.  If any provision of this Agreement shall be deemed illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of any legal and enforceable provisions hereof, this Agreement shall be construed as if such illegal and unenforceable provisions had not been inserted herein, unless such illegality or unenforceability shall destroy the Agreement's underlying business purpose.

14.3 Assignment.  This Agreement may not be assigned in whole or in part by any Party hereto without the prior written consent of all Parties.

14.4

Entire Agreement.  This Agreement, including the referenced and attached Exhibits, constitutes the entire agreement between the Parties with respect to the matters herein and supersedes all prior understandings and agreements relating to such matters.  No modification of this Agreement will be effective unless in writing signed by all Parties and referencing this Agreement.

14.5  Non-Recruitment.  BioForce and Aspera agree, during the shareholder relationship at or above this level, not to recruit or hire, without the written approval of the other, any employee or agent acting on behalf of the other except upon payment of one year’s salary of such person as liquidated damages due to the uncertainty and difficulty of estimating loss at this time.

14.6

Notices.  All notices under this Agreement shall be in English and shall be in writing and given by registered airmail, cable, telex (acknowledged by answerback) or facsimile addressed to the parties at the addresses set forth above, or to such other address of which either party may advise the other in writing.  Notices will be deemed given when sent.

14.7

Force Majeure.  No party shall be in default hereunder by reason of any failure or delay in the performance of any obligation under this Agreement where such failure or delay arises out of any cause beyond the reasonable control and without the fault or negligence of such Party.  Such causes shall include, without limitation, storms, floods, other acts of nature, fires, explosions, riots, war or civil disturbance, strikes or other labor unrest, embargoes and other governmental actions or regulations which would prohibit a Party from performing any other aspects of the obligations hereunder, delays in transportation, and liability to obtain necessary labor, supplies or manufacturing facilities.

14.8  Language.  All documents, reports, notices, and other information required to be provided hereunder, shall be provided in English unless the Parties separately and specifically agree otherwise in writing as an amendment hereto.

14.9  Counterparts. This document may be signed in counterparts and by facsimile, as though simultaneous and as though originals.

In Witness Whereof, each Party represents that each has carefully reviewed the Agreement and consulted with such experts and advisors as each deemed appropriate.

BioForce Nanosciences, Inc.

By /s/ Kery M. Frey_________________________________

     Kerry M. Frey, President and CEO

And /s/ Gregory D. Brown____________________________

       Gregory D. Brown, Exec. VP and CFO

Aspera Corp.

By /s/ Saju Nettikadan_______________________________

Saju Nettikadan, President

And /s/ Korinna Radke_______________________________

Korinna Radke, Secretary

/s/ Korinna Radke___________________________________

Korinna Radke, an individual

/s/ Eric Henderson___________________________________

Eric Henderson, an individual

/s/ Asrun Kristmundsdottir____________________________

Asrun Kristmundsdottir, an individual

/s/ James Johnson___________________________________

James Johnson, an individual

/s/ Curtis Mosher____________________________________

Curtis Mosher, an individual

/s/ Saju Nettikadan__________________________________

Saju Nettikadan, an individual

Exhibit A

to Shareholders Agreement dated August 11, 2008

relating to Aspera Corp.

Shareholder

Common Shares Owned

Saju Nettikadan

2,000,000

Eric Henderson

1,600,000

Curtis Mosher

1,600,000

Asrun Kristmundsdottir

1,600,000

Kori Radke

1,600,000

James Johnson

1,600,000

Total

10,000,000

Exhibit B

to Shareholders Agreement dated August 11, 2008

relating to Aspera Corp.

Aspera’s July 31, 2008 Balance Sheet

ASPERA CORP
Balance Sheet

July 31, 2008
ASSETS
Current Assets
Stock Subscription Receivable	100.00
TOTAL ASSETS	100.00
LIABILITIES & EQUITY
Liabilities
Current Liabilities	1,252.07
Total Liabilities	1,252.07
Equity
Common Stock	100.00
Retained Earnings	(1,252.07)
Total Equity	(1,152.07)
TOTAL LIABILITIES & EQUITY	100.00

Exhibit C

to Shareholders Agreement dated August 11, 2008

relating to Aspera Corp.

Shares to be Sold to BioForce

2,345,679 shares of Aspera common stock, at a cash price per share of $0.00001, for a total purchase price of $23.46.

Exhibit D

to Shareholders Agreement dated August 11, 2008

relating to Aspera Corp.

Transferred Employees and Provisions

Note:  Aspera is responsible for the pay for the following employees as of August 1, 2008, thus the accruals below are those on the books of BioForce as of July 31, 2008.

Asrun Kristmundsdottir:

Accrued PTO Hours:  41.03

Accrued Vacation Hours: 0.00

Accrued Sick Hours:  32.05

Saju Nettikadan:

Accrued PTO Hours:  99.31

Accrued Vacation Hours: 0.00

Accrued Sick Hours:  56.00

Kori Radke:

Accrued PTO Hours:  137.20

Accrued Vacation Hours: 0.00

Accrued Sick Hours:  12.00

James Johnson:

Accrued PTO Hours:  170.00

Accrued Vacation Hours: 0.00

Accrued Sick Hours:  48.00

Exhibit E

to Shareholders Agreement dated August 11, 2008

relating to Aspera Corp.

Equipment to be transferred to Aspera

Dimension 3100

Nikon TE 2000U and associated camera and software

One ProCleaner instrument

SMZ Microscope

Nikon TS 100 microscope and associated camera and software

Labconco Horizontal laminar flow hood

-80 C freezer

Water Filtration/distillation system

Autoclave ?

Isotemp Oven

Boekel Shaker

Upright Refrigerator

Upright Freezer

Microspin (2)

Nanodrop

Analytical balance

Eppendorf  Centrifuge

Laptops – PC Dell Inspiron 630 and Macbook pro (note – laptops used by Curtis and Saju)

One HP Printer (one currently used by Asrun)

Misc Chemical and biomolecules

Misc Labware and furniture

Exhibit F

to Shareholders Agreement dated August 11, 2008

relating to Aspera Corp.

Grants to be transferred to Aspera

CellWell: A Microdevice for Single Cell Analysis, R21 CA133551-01

Microfabricated Deposition Tools for Creating NanoArrays, R44-HG004244-03A1

Biomarker Analysis from Single Cells using Nanobiosensor, R43-GM072146

Exhibit G

to Shareholders Agreement dated August 11, 2008

relating to Aspera Corp.

License Agreement